Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

Subject to Completion

Preliminary Pricing Supplement

Dated November 6, 2012

BARCLAYS

SuperTrackSM Notes due November 28, 2014 Linked to the SPDR S&P MidCap 400 ETF

The Notes are linked to the performance of the SPDR S&P MidCap 400 ETF (the “ETF”). The Notes allow investors to participate on a leveraged basis in increases (if any) in the price of the ETF from its Initial Price to its Final Price. If the Final Price of the ETF is greater than the Initial Price, investors will receive (subject to our credit risk) at maturity a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return times the Upside Leverage Factor, subject to the Maximum Return. If the Final Price of the ETF is equal to or less than the Initial Price but greater than or equal to the Barrier Price, investors will receive (subject to our credit risk) a cash payment of $1,000 per $1,000 principal amount Note that they hold. If the Final Price of the ETF is less than the Barrier Price, investors will be fully exposed to the decline of the ETF from the Initial Price to the Final Price and will lose some or all the principal amount of their Notes.

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state

The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Payoff Diagram

Terms and Conditions

Issuer

Initial Valuation Date

Issue Date

Final Valuation Date*

Maturity Date*

Reference Asset

Bloomberg Ticker Symbol

Denominations

Barrier Price

Maximum Return

** The actual Maximum Return will be set on the Initial Valuation Date and will not be less than 19.00%.

Upside Leverage Factor

Reference Asset Return

Initial Price

Final Price

CUSIP

ISIN

Barclays Bank PLC

November 27, 2012

November 30, 2012

November 24, 2014

November 28, 2014

SPDR S&P MidCap 400 ETF (the “ETF”)

MDY UP <Equity>

$1,000 and integral multiples of $1,000 in excess thereof

80.00% of the Initial Price, rounded to the nearest hundredth

[19.00% – 24.00]**

2.00

Final Price – Initial Price Initial Price

Closing Price of the ETF on the Initial Valuation Date

Closing Price of the ETF on the Final Valuation Date

06741TKD8

US06741TKD80

* Subject to postponement in the event of a market disruption event, as described in this preliminary pricing supplement.

Investing in these Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the accompanying prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement.

Payoff at Maturity

[19.00%]**

-20%

Reference Asset Return

The blue solid line in the graph above represents the return on investment of the Notes, while the orange dotted line represents the return on a direct investment in the ETF (excluding dividends or distributions).

Hypothetical Examples (per $1,000 principal amount Note)***

Reference Asset Return

70.00%

60.00%

50.00%

40.00%

30.00%

20.00%

10.00%

5.00%

2.50%

0.00%

Payment at Maturity

$1,190.00

$1,190.00

$1,190.00

$1,190.00

$1,190.00

$1,190.00

$1,190.00

$1,100.00

$1,050.00

$1,000.00

Total Return

19.00%

19.00%

19.00%

19.00%

19.00%

19.00%

19.00%

10.00%

5.00%

0.00%

Reference Asset Return

-10.00%

-20.00%

-30.00%

-40.00%

-50.00%

-60.00%

-70.00%

-80.00%

-90.00%

-100.00%

Payment at Maturity

$1,000.00

$1,000.00

$700.00

$600.00

$500.00

$400.00

$300.00

$200.00

$100.00

$0.00

Total Return

0.00%

0.00%

-30.00%

-40.00%

-50.00%

-60.00%

-70.00%

-80.00%

-90.00%

-100.00%

*** These hypothetical examples are based on a number of assumptions, as set forth on page PPS-3 of this preliminary pricing supplement, and are included for illustrative purposes only.

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$[—] SuperTrackSM Notes due November 28, 2014 Linked to the Performance of the SPDR S&P MidCap 400 ETF Global Medium-Term Notes, Series A, No. E-7598

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	November 27, 2012

Issue Date:	November 30, 2012

Final Valuation Date:	November 24, 2014*

Maturity Date:	November 28, 2014**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The SPDR S&P MidCap 400 ETF (the “ETF”) (Bloomberg ticker symbol “MDY UP <Equity>”)

Upside Leverage Factor:	2.00

Maximum Return:	[19.00% - 24.00%]***

*** The actual Maximum Return will be set on the Initial Valuation Date and will not be less than 19.00%.

Barrier Price:	[—], equal to the Initial Price multiplied by 80.00%, rounded to the nearest hundredth.

Payment at Maturity:

If the Reference Asset Return is greater than 0%, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return times the Upside Leverage Factor, subject to the Maximum Return on the Notes. Accordingly, if the Reference Asset Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × Reference Asset Return × 2.00]

Assuming that the Maximum Return is set at 19.00% on the Initial Valuation Date, if the Reference Asset Return is 9.50% or more, you will receive (subject to our credit risk) a payment at maturity of $1,190.00 for every $1,000 principal amount Note that you hold, the maximum possible payment on the Notes.

If the Reference Asset Return is equal to or less than 0.00 but the Final Price is equal to or greater than the Barrier Price, you will receive (subject to our credit risk) a cash payment of $1,000 per $1,000 principal amount Note; and

If the Final Price is less than the Barrier Price, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return. Accordingly, if the Final Price is less than the Barrier Price, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

If the Final Price is less than the Barrier Price, your Notes will be fully exposed to the decline in the ETF from the Initial Price to the Final Price and you will lose some or all of your investment in the Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	The performance of the ETF from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	[—], the Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The Closing Price of the ETF on the Final Valuation Date.

Closing Price:

With respect to a valuation date, the official closing price per share of the ETF on that valuation date as displayed on Bloomberg Professional® service page “MDY UP<Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on the alternate calculation of the Reference Asset as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TKD8 and US06741TKD80

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	[ ]%	[ ]%
Total	$[ ]	$[ ]	$[ ]

‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [     ]% of the principal amount of the Notes, or $[         ] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming an Initial Price of $182.68, a Barrier Price of $146.14 (80.00% of the hypothetical Initial Price, rounded to two decimal places), a Maximum Return of 19.00% and the Upside Leverage Factor of 2.00. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Final Price of the ETF ($)	Reference Asset Return	Payment at Maturity*	Total Return on Notes
365.36	100.00%	$1,190.00	19.00%
347.09	90.00%	$1,190.00	19.00%
328.82	80.00%	$1,190.00	19.00%
310.56	70.00%	$1,190.00	19.00%
292.29	60.00%	$1,190.00	19.00%
274.02	50.00%	$1,190.00	19.00%
255.75	40.00%	$1,190.00	19.00%
237.48	30.00%	$1,190.00	19.00%
219.22	20.00%	$1,190.00	19.00%
200.95	10.00%	$1,190.00	19.00%
200.03	9.50%	$1,190.00	19.00%
191.81	5.00%	$1,100.00	10.00%
187.25	2.50%	$1,050.00	5.00%
182.68	0.00%	$1,000.00	0.00%
164.41	-10.00%	$1,000.00	0.00%
155.28	-15.00%	$1,000.00	0.00%
146.14	-20.00%	$1,000.00	0.00%
127.88	-30.00%	$700.00	-30.00%
109.61	-40.00%	$600.00	-40.00%
91.34	-50.00%	$500.00	-50.00%
73.07	-60.00%	$400.00	-60.00%
54.80	-70.00%	$300.00	-70.00%
36.54	-80.00%	$200.00	-80.00%
18.27	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

*	per $1,000 principal amount Note

PPS-2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how certain total returns set forth in the table above are calculated.

Example 1: The price of the ETF increases from an Initial Price of $182.68 to a Final Price of $187.25.

Because the Final Price of $187.25 is greater than the Initial Price of $182.68, and the Reference Asset Return of 2.50% times the Upside Leverage Factor of 2.00 does not exceed the Maximum Return of 19.00%, the investor will receive a payment at maturity of $1,050 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

$1,000 + [$1,000 × 2.50% × 2.00] = $1,050.00

The total return on the investment of the Notes is 5.00%.

Example 2: The price of the ETF decreases from an Initial Price of $182.68 to a Final Price of $164.41.

Although the Reference Asset Return of -10.00% is less than 0%, because the Final Price of $164.41 is greater than the Barrier Price of $146.14, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the investment of the Notes is 0.00%.

Example 3: The price of the ETF decreases from an Initial Price of $182.68 to a Final Price of $109.61.

Because the Final Price of $109.61 is less than the Barrier Price of $146.14, the investor will receive a payment at maturity of $600.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -40.00%] = $600.00

The total return on the investment of the Notes is -40.00%.

Example 4: The price of the ETF increases from an Initial Price of $182.68 to a Final Price of $200.95.

Because the Reference Asset Return of 10.00% times the Upside Leverage Factor of 2.00 exceeds the Maximum Return of 19.00%, the investor will receive a payment at maturity of $1,190.00 per $1,000 principal amount Note, the maximum total payment on the Notes.

The return on investment of the Notes is 19.00%.

PPS-3

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the ETF over the term of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of ETF shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Notes by the ETF share price on the date you acquired your Notes, as opposed to making such determination based on the actual number of ETF shares that, after taking into account the Upside Leverage Factor, are effectively referenced in determining the actual return on your Notes. In addition, the Excess Gain Amount could be greater than zero if you purchase your Notes for an amount that is less than the principal amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the ETF. Furthermore, if another exchange traded fund is substituted for the ETF, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the ETF and sold the ETF to purchase its substitute. You should be aware that, if the Notes are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

PPS-4

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Price”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Significant Loss; Your Notes Will be Fully Exposed to any Decline in the Price of the ETF if the Final Price is below the Barrier Price—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the ETF and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. Your investment will be fully exposed to any decline of the ETF from the Initial Price to the Final Price if the Final Price is less than the Barrier Price. You will lose some or all of your investment at maturity if the Final Price of the ETF is less than the Barrier Price.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

PPS-5

•

Any Positive Return on the Notes Will Not Exceed the Maximum Return—If the Reference Asset Return is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return multiplied by $1,000. The Maximum Return will be set on the Initial Valuation Date and will not be less than 19.00%. Assuming that the Maximum Return is set at 19.00% on the Initial Valuation Date, the maximum possible payment that you may receive at maturity for your Notes is $1,190.00 per $1,000 principal amount Note that you hold.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF would have.

•

The Payment at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Final Price on the Final Valuation Date as Compared to the Initial Price on the Initial Valuation Date—The Final Price of the ETF is the Closing Price of the ETF on the Final Valuation Date and the Reference Asset Return will be based solely on the Final Price of the ETF as compared with the Initial Price of the ETF. Therefore, if the Closing Price of the ETF drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of its underlying index, and the ETF may hold securities not included in its underlying index. The value of the ETF to which your Notes is linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

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The ETF May Underperform its underlying index—The performance of the ETF may not replicate the performance of, and may underperform, its underlying index, the S&P MidCap 400 Index (the “Underlying Index”). ETFs will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying assets or indices. Because the return on your Notes is linked to the performance of the ETF and not its underlying assets, the return on your Notes may be less than that of an alternative investment linked directly to the underlying assets of the ETF or the stocks comprising the Underlying Index

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the

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Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks, securities or contracts underlying the ETF are denominated;

•	the supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the ETF

We have derived all information contained in this preliminary pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, The Bank of New York Mellon, as trustee (the “Trustee”) of the SPDR MidCap 400 ETF Trust (the “Trust”), and PDR Services LLC (“PDRS”), as sponsor of the Trust. The Trust is a unit investment trust that issues securities called “Trust Units” or “Units.” The ETF Trust is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “MDY.”

The Trust is an investment company registered under the Investment Company Act of 1940, as amended. Trust Units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the Underlying Index. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-89088 and 811-08972, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust, the Trustee and PDRS, please see the Trust’s prospectus. In addition, information about the Trust, the Trustee and PDRS may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the ETF’s website at https://www.spdrs.com. We have not undertaken any independent review or due diligence of the SEC filings of the Trust, any information contained on the SPDR website or of any other publicly available information about the ETF or the Trust. Information contained on the SPDR website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The Trust’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the Underlying Index. See “The Underlying Index” below for more information about the Underlying Index. The Trust holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holdings of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the stocks held by the Trust and the component stocks of the Underlying Index, which we refer to as “Index Securities,” the Trustee adjusts the holdings of the Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the Index Securities. The Trustee aggregates certain of these adjustments and makes changes to the holdings of the Trust at least monthly or more frequently in the case of significant changes to the Underlying Index. Any change in the identity or weighting of an Index Security will result in a corresponding adjustment to the prescribed holdings of the Trust effective on any day that the New York Stock Exchange is open for business following the day on which the change to the Underlying Index takes effect after the close of the market.

The value of Trust Units fluctuates in relation to changes in the value of the holdings of the Trust. The market price of each individual Trust Unit may not be identical to the net asset value of such Trust Unit.

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The Trust may not be able to replicate exactly the performance of the Underlying Index because the total return generated by the Trust’s portfolio of stocks and cash is reduced by the expenses of the Trust and transaction costs incurred in adjusting the actual balance of the Trust’s portfolio. In addition, it is possible that Trust may not always fully replicate the performance of the Underlying Index due to the unavailability of certain Index Securities in the secondary market or due to other extraordinary circumstances.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the Trust, the Trustee or PDRS. None of the Trust, the Trustee or PDRS makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Notes. None of the Trust, the Trustee or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Underlying Index

General

All information regarding the Underlying Index set forth in this index supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The Underlying Index is calculated, maintained and published by S&P Dow Jones Indices LLC. The Underlying Index is reported by Bloomberg under the ticker symbol “MID <Index>”.

The Underlying Index is float-adjusted index that is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities market. The Underlying Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from $1 billion to $4.4 billion. The calculation of the level of the Underlying Index is based on the relative value of the common stocks of 400 similar companies on the base date of June 28, 1991.

The index sponsor of the Underlying Index chooses companies for inclusion with the aim of achieving a distribution by broad industry groupings that approximate the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. Relevant criteria employed by the index sponsor includes the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. As of October 31, 2012, the main sectors represented in the Underlying Index were, with the approximate percentage of the market capitalization of the Underlying Index noted in parentheses: Financials (22.32%), Industrials (16.73%), Information Technology (15.10%), Consumer Discretionary (13.79%), Health Care (9.92%), Materials (7.11%), Energy (5.91%), Utilities (5.23%), Consumer Staples (3.34%) and Telecommunication Services (0.55%).

For a description of the methodology used for the calculation and maintenance of the Underlying Index, including a description of the “investable weight factor” that is utilized to calculate the level of the Underlying Index on a “float-adjusted” basis, please see the description of the S&P 500® Index, which is also applicable to the Underlying Index, under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Underlying Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Underlying Index is the licensing of the Underlying Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Underlying Index is determined, composed and calculated by S&P Dow Jones Indices and/or its third party licensor(s) without regard to Barclays Bank PLC or the Notes. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the Underlying Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Underlying Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Underlying Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Underlying Index. It is possible that this trading activity will affect the value of the Underlying Index and the Notes.

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S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE UNDERLYING INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Information

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the ETF on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2007	158.46	145.43	154.51
June 30, 2007	168.36	154.89	162.98
September 30, 2007	167.97	149.51	161.00
December 31, 2007	166.65	148.94	155.01
March 31, 2008	154.18	135.77	141.27
June 30, 2008	163.31	145.13	148.76
September 30, 2008	149.99	127.11	131.83
December 31, 2008	131.03	76.20	97.18
March 31, 2009	101.54	73.63	88.65
June 30, 2009	109.15	89.82	105.31
September 30, 2009	128.56	99.39	125.28
December 31, 2009	134.20	119.54	131.76
March 31, 2010	145.22	125.76	143.16
June 30, 2010	154.03	129.16	129.16
September 30, 2010	145.59	126.93	145.59
December 31, 2010	165.71	144.46	164.68
March 31, 2011	179.55	165.05	179.55
June 30, 2011	184.61	169.01	177.40
September 30, 2011	183.58	140.96	153.29
December 31, 2011	166.06	135.39	159.54
March 31, 2012	182.84	160.84	180.67
June 30, 2012	182.28	162.51	171.30
September 30, 2012	187.35	166.37	179.92
November 1, 2012*	182.68	177.56	182.68

*	High, low and closing prices are for the period starting October 1, 2012 and ending November 1, 2012.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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The following graph sets forth the historical performance of the ETF based on the daily closing prices from July 2, 2002 through November 1, 2012. The Closing Price of the ETF on November 1, 2012 was $182.68.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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